PERFORMANCE TRUST INVESTMENT ADVISORS, LLC

CODE OF ETHICS

AUGUST 2010

This code of ethics is the property of Performance Trust Investment Advisors, LLC and must be returned if association with Performance Trust terminates.  The contents of this code of ethics are confidential and should not be revealed to third parties.  The policies and procedures set forth here supersede those in previous codes of ethics.

PERFORMANCE TRUST INVESTMENT ADVISORS, LLC
CODE OF ETHICS
August 2010

INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by Performance Trust Investment Advisors, LLC, an Illinois limited liability company (“Performance Trust”), to govern its investment advisory services to registered investment companies and series thereof, pooled investment vehicles, and managed accounts (each a “Client”).  The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Client and addresses other situations involving potential conflicts of interest.

Performance Trust expects all of its personnel to act with honesty, integrity, and professionalism and to adhere to the United States federal securities laws.  The Code is intended to ensure that the business conduct and personal securities transactions of persons subject to the Code are conducted in accordance with the following principles:

▪	The duty at all times to place first the interests of Clients;

▪
The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse by an individual of his responsibility and position of trust; and

▪	The fundamental standard that Performance Trust personnel not take inappropriate advantage of their positions.

Each supervised person is required promptly to report any violations of the Code to David F. Wilding, the Chief Compliance Officer of Performance Trust (the “CCO”).

The CCO may, in his discretion, waive any provision of the Code so long as that provision is not required by rule 204A-1 promulgated under the Investment Advisers Act of 1940 or Rule 17j-1 promulgated under the Investment Company Act of 1940 (the “Investment Company Act”).  The basis for any such waiver should be set forth in a written document maintained in our files.

WHO AND WHAT ARE COVERED BY THE CODE?

Who is Covered?  The Code applies to all persons who are subject to the supervision of Performance Trust.  Performance Trust forbids any supervised person from engaging in any conduct that is contrary to the Code or the insider trading policies contained in the August 2010 Compliance and Policy Manual (the “Manual”).  All supervised persons are subject to the restrictions and requirements in the Code and the Manual regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

Performance Trust will provide a copy of the Code and any amendments to the Code to each supervised person and will require him to acknowledge his receipt of the Code and any amendments.  Each supervised person is required to certify annually that he has read and understands the Code and the Manual and that he agrees to comply with them during the course of his employment or association with Performance Trust.  The certification also requires supervised persons to state affirmatively that they have no knowledge of any violation of the Code by others.

Failure to comply with the Code is a very serious matter and may result in disciplinary action, including monetary fines, disgorgement of profits, and suspension or termination of employment.

What is Covered?  The Code is concerned, among other things, with Reportable Securities (as defined below) of which a supervised person would be deemed to have beneficial ownership.  “Reportable Securities” include any securities except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and (3) shares issued by registered open-end investment companies (such as mutual funds) other than Performance Trust Total Return Bond Fund, a series of Trust for Professional Managers, an investment company registered under the Investment Company Act (“TPM”).

For purposes of the Code, beneficial ownership has the meaning set forth in rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934.  In general, the beneficial owner of a security is any person who, directly or indirectly through any contract, arrangement, understanding, or relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject security.  Among those securities in which a person has an indirect pecuniary interest are securities held by an immediate family member sharing the same household of the person.  An immediate family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

PRECLEARANCE

Each supervised person is required to obtain prior written approval from the CCO before engaging in transactions relating to securities offered through an initial public offering or any other limited offering within the meaning of the Investment Company Act, such as a private placement.  When seeking preclearance to invest through a limited offering, a supervised person is required to provide the CCO with details of the transaction that are sufficient to enable the CCO to assess whether the supervised person is exercising an opportunity that properly should belong to one or more Clients.  The CCO will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial pubic offering or other limited offering.  The CCO maintains a record of all preclearance communications and reviews the personal account statements of supervised persons for adherence to these procedures.

The preclearance requirement covers any securities of which the supervised person would be deemed to have beneficial ownership.  A supervised person is deemed to have beneficial ownership of the securities held by persons or entities with which the supervised person is affiliated.  For these purposes, the following persons are deemed to be affiliated with a supervised person:

▪	His spouse and minor children;

▪	Any other persons, such as an adult child or a parent, living in his household;

▪
A trust of which the supervised person or a person affiliated with the supervised person is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as a beneficiary of the trust is either the supervised person or a person who is affiliated with the supervised person; and

▪	Any other person or entity that the CCO deems, in his reasonable judgment, to be affiliated with the supervised person.

Purchases or sales of securities in an account in which the person has no direct or indirect or control and purchases that are part of an automatic dividend reinvestment plan are not subject to the preclearance requirements of the Code.

PROHIBITED TRANSACTIONS

Insider Trading Policy.  No supervised persons may effect a personal securities transaction unless he is in full compliance with the insider trading policy and other procedures set forth in the Manual.

Prohibition Against Fraudulent Conduct.  No supervised person may use any information concerning a security held or to be acquired by a Client or his ability to influence any investment decision for personal gain or in a manner detrimental to the interests of a Client.  In addition, no supervised person will, directly or indirectly:

•	Employ any device, scheme, or artifice to defraud a Client or prospective Client or engage in any manipulative practice with respect to a Client or prospective Client;

•	Engage in any transaction, practice, or course of business that operates or would operate as a fraud or deceit upon a Client or prospective Client;

•
Knowingly sell any security to or purchase any security from a Client when acting as a principal for his own account or knowingly effect a purchase or sale of a security for a Client account when also acting as broker for a person on the other side of the transaction, without disclosing to the Client in writing before the completion of the transaction the capacity in which he or Performance Trust is acting and without obtaining the consent of the Client to the transaction;

•
Make any untrue statement of a material fact to a Client or prospective Client or omit to state to a Client or prospective Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

•	Engage in any fraudulent, deceptive, or manipulative practice with respect to a Client or prospective Client.

Compliance with Federal Securities Laws.  No supervised person may take any action or fail to take any action if the result would be a violation of federal securities laws.

Confidentiality.  Except as required in the normal course of carrying out his business responsibilities, no supervised person will reveal information relating to the investment intentions or activities of any Client or securities that are being considered for purchase or sale on behalf of any Client.

Undue Influence.  No supervised person may cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to himself and may not recommend any securities transactions for a Client without having disclosed his interest, if any, in the securities or the issuer thereof, including without limitation any present or proposed business relationship between the person (or any party in which he has a significant interest) and the issuer or its affiliates.

Outside Activities.  As further described in the Manual, all supervised persons are required to receive approval for any outside business activities in which they wish to engage.

Corporate Opportunities.  No supervised person may take personal advantage of any opportunity properly belonging to a Client.

Other Prohibited Transactions.  No supervised person:

▪	May induce or cause a Client to take action or to fail to take action for his personal benefit rather than for the benefit of the Client;

▪	May establish or maintain an account at a broker-dealer, bank, or other entity through which securities transactions may be effected without notifying the CCO; or

▪	May use knowledge of portfolio transactions of a Client for his personal benefit or the personal benefit of others who are not Clients.

PERSONAL SECURITIES REPORTING REQUIREMENTS

Reporting.  Each supervised person is required to report to the CCO the information described in this section with respect to transactions in any Reportable Securities in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.  A purchase or sale includes, among other things, the writing of an option to purchase or sell any Reportable Securities.  A designee of the CCO will review the reports of the CCO.

Exclusions.  Purchases or sales of Reportable Securities in an account in which the person has no direct or indirect or control and purchases that are part of an automatic dividend reinvestment plan are not subject to the reporting requirements of the Code.

Initial Holding Reports.  No later than ten days after he becomes a supervised person, each supervised person is required to report to the CCO on the form that he prescribes the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes a supervised person):

▪
The title, the symbol or CUSIP number, the number of shares or the principal amount of all Reportable Securities (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of a date no more than forty-five days before the supervised person becomes subject to the Code;

▪
The name of any broker-dealer or bank with which the supervised person maintains an account in which any securities are held for his direct or indirect benefit as of the date he becomes subject to this Code; and

▪	The date that the report is submitted.

Quarterly Transaction Reports.  No later than thirty days after the end of each calendar quarter, each supervised is required to report to the CCO on the form that he prescribes the following information:

▪
With respect to any transaction during the quarter in all Reportable Securities (whether or not publicly traded) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

•
The date of the transaction, the title, the symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of all Reportable Securities involved;

•	The nature of the transaction (such as purchase, sale, or any other type of acquisition or disposition);

•	The price of the Reportable Securities at which the transaction was effected;

•	The name of the broker-dealer or the bank with or through which the transaction was effected; and

•	The date that the report is submitted; and

▪	With respect to any account established by the person in which any Reportable Securities (whether or not publicly traded) were held during the quarter for his direct or indirect benefit:

•	The name of the broker-dealer or the bank with which the account has been established; and

•	The date that the report is submitted.

Annual Holdings Report.  Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

▪	The title, number of shares and principal amount of Reportable Securities in which the supervised person had any direct or indirect beneficial ownership;

▪	The name of any broker, dealer or bank with whom the supervised person maintains an account in which any Reportable Securities are held for the direct or indirect benefit of the supervised person; and

▪	The date that the report is submitted by the supervised person.

Alternative Reporting.  The submission to the CCO of duplicate broker-dealer or bank account statements on all transactions in Reportable Securities satisfies these reporting requirements, except with respect to securities not held in accounts at broker-dealers or banks, so long as the account statements contain in all material respects the information required by the Code or are in a format established by a recognized bank or broker-dealer.

Report Qualification.  Any report may contain a statement that the report is not to be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Account Opening; Access to Information.  All supervised persons are required to provide written notice to the CCO promptly after opening any account with any broker-dealer or bank through which transactions in Reportable Securities may be effected.  In addition, each supervised person is required:

▪	To provide full access to the CCO with respect to any and all records and documents that the CCO considers relevant to any securities transactions or other matters subject to the Code;

▪	To cooperate with the CCO in investigating any securities transactions or other matter subject to the Code; and

▪	To provide the CCO with an explanation of the facts and circumstances surrounding any securities transaction or other matter to the Code.

Coordination with TPM.  In the event of any material change to the provisions of the Code that relate to personal securities transactions, the CCO will inform the chief compliance officer of TPM and will ensure that the change is approved by the board of trustees of TPM no later than six months after the change is adopted.  Additionally, the CCO will report, at least on an annual basis, to TPM summarizing any disciplinary actions related to the code of ethics since the previous report.

CHIEF COMPLIANCE OFFICER

Duties.  The responsibilities of the CCO include:

▪	The review of all securities transaction and holdings reports;

▪	The preclearance of securities transactions as required by the Code or, in the alternative, the designation of another capable person to discharge this responsibility;

▪	The identification of all persons who are required to make reports and to obtain preclearance of securities transactions under the Code;

▪	A record of any violations of the Code and of any action taken as a result of the violation; and

▪	The maintenance of signed acknowledgments and compliance certifications by each supervised person.

Potential Trade Conflict.  When there appears to be a transaction that conflicts with the Code, the CCO will request a written explanation of the transaction.  If after review it is determined that there has been a violation of the Code, the CCO will submit a report with a recommendation of appropriate action to the manager of Performance Trust.

Required Records.  The CCO will maintain or cause to be maintained:

▪	A copy of any code of ethics adopted by Performance Trust that has been in effect during the previous five years;

▪	A record of any violation of any code of ethics and of any actions taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurs;

▪	A copy of each report required by the Code for at least five years after the end of the fiscal year in which the report is made;

▪
A list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Performance Trust; and

▪
A copy of each written report or acknowledgment required by the Code, including initial and quarterly reports and annual certifications, for at least five years after the end of the fiscal year in which it is made; and

▪	A record of all preclearances requested under the Code, whether or not granted, for at least five years after the end of the fiscal year in which the preclearance is requested.

Sanctions.  If the CCO determines that a violation of the Code has occurred, he has the authority to impose sanctions as he deems appropriate, including without limitation disgorgement of profits and suspension or termination of employment.